Exhibit 10.2

500 Dallas, Suite 3300
Houston, TX 77002

December 31, 2008

Mr. Charles C. Ward

500 Dallas Street, Suite 3300

Houston, TX 77002

Dear Chuck:

We are pleased to confirm to you our offer of employment as Chief Financial Officer and Treasurer of Constellation Energy Partners LLC (the “Company”), effective January 1, 2009. A summary of the key terms of your compensation package are provided in Exhibit A hereto. We anticipate finalizing the terms of your employment in an employment agreement (the “Definitive Agreement”) to be entered into in early 2009. Upon our execution of the Definitive Agreement, the precise terms of your employment will be subject in all cases to the terms and conditions of the Definitive Agreement.

In joining the Company, we recognize that you retain the option, as does the Company, of ending your employment at any time, with or without notice and with or without cause. As such, your employment will be at-will, and neither this letter nor any other oral or written representations may be considered a contract requiring the Company or you to maintain your employment for any specific period of time. While the parties will have this freedom to terminate your employment, the Company recognizes that certain terminations will have specific consequences under the terms of your employment, in each case as initially described in this letter and, upon execution by the Company and you of the Definitive Agreement, as provided in the Definitive Agreement. In addition, except where state law prohibits, the Company maintains a random drug testing program to which you will be expected to submit as a condition of continued employment.

This offer of employment is contingent on your execution and return to us of this offer letter.

If this letter outlines your understanding as to the terms of your employment, please sign and return a copy of this letter to me to indicate your understanding and acceptance of the terms of your employment. If you have any questions, please contact me at either xxx-xxx-xxxx or xxx-xxx-xxxx.

Sincerely,

/s/ Stephen R. Brunner
Stephen R. Brunner President, CEO and COO

I acknowledge and accept the terms and conditions set forth in this offer letter.

/s/ Charles C. Ward	12/31/2008
Charles C. Ward	Date
Signature

EXHIBIT A

Summary of Key Compensation Terms

Charles C. Ward

Annual Base Salary	Initially, $225,000, earned and paid bi-weekly.

Annual Incentive Plan

Participation in Company’s Annual Incentive Plan, which will be developed during the first quarter of 2009;

An annual incentive award opportunity for 2009 of 75% of Annual Base Salary for the achievement of Target Level Performance;

Up to 150% of Annual Base Salary for superior performance;

Performance will be determined by the Compensation Committee of the Board of Managers, pursuant to the terms and conditions of the Annual Incentive Plan.

Long-Term Incentive

Participation in Company’s Long-Term Incentive Plan;

2009 award:

•     $450,000 expected value as of the date of grant;

•     Equity-Favored Grant; and

•     Vesting ratably on a yearly basis, and/or earned (subject to Company performance), over 3 years.

“Equity-Favored Grant” means a grant that may have both cash and equity-based components, as determined by the Compensation Committee in its sole discretion, and is geared to include as much of an equity-based component as possible given the number of common units then available under the Long-Term Incentive Plan.

Inducement Bonus

$450,000 expected value at the date on which the parties enter into a Definitive Agreement;

Equity-Favored Grant;

50% of the total value of the bonus will vest and be payable on each the first and second anniversaries of the execution of the Agreement; and

Accelerated vesting upon involuntary termination (other than for cause) or voluntary termination for good reason, in each case as such terms are customarily defined.

Benefits	Eligibility to participate in Company plans available to all full-time employees.

Change in Control

Upon the occurrence of an involuntary termination (other than for cause) or voluntary termination for good reason following a change in control event (as such term will be defined in the Definitive Agreement), then:

•     Cash payment (within 60 days) of 200% of then-current Annual Base Salary plus target Annual Incentive;

•     Cash payment (within 60 days) of then-current Annual Incentive paid out as if Target Level Performance were achieved, prorated on monthly basis;

•     Immediate accelerated vesting of all outstanding service-based Long-Term Incentive awards and Inducement Bonus;

•     Cash payment (within 60 days) of outstanding performance-based Long-Term Incentive, paid out as if Target Level Performance were achieved, prorated on monthly basis;

•     Continuation of Benefits for 1-year period; and

•     Full tax gross-up on (i) any excise tax resulting from the immediately preceding 5 bullets and (ii) any income tax resulting from the gross-up described in clause (i) of this bullet.

Complete definitions, terms and conditions will be provided in the Definitive Agreement.